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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Witness Systems, Inc.:

We consent to the use of our report incorporated by reference in the Form S-8 of Witness Systems, Inc., which report dated February 21, 2000 relates to the consolidated balance sheets of Witness Systems, Inc. and subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999 and appears in the December 31, 1999 annual report on Form 10-K of Witness Systems, Inc.



KPMG LLP

Atlanta, Georgia
March 24, 2000